                                                                      Exhibit 11














                                  VSOURCE, INC.

                             STOCKHOLDERS AGREEMENT

                          DATED AS OF OCTOBER 23, 2002

                                                                     Exhibit 11


                                TABLE OF CONTENTS


                                                                                                         PAGE
                                                                                                         ----

1.     DEFINITIONS..........................................................................................4

2.     RIGHT OF FIRST REFUSAL...............................................................................7

3.     RIGHT OF CO-SALE.....................................................................................8

4.     EXCEPTIONS TO RIGHTS OF FIRST REFUSAL AND CO-SALE; TRANSFER OF RIGHTS................................9

5.     PROHIBITED TRANSFERS................................................................................10

6.     DRAG ALONG RIGHTS...................................................................................11
       6.1       Sale Proposal.............................................................................11
       6.2       Compelled Sale Notice.....................................................................11
       6.3       Conditions to Compelled Sale..............................................................12

7.     CHANGES IN STOCK....................................................................................12

8.     VOTING..............................................................................................13
       8.1       Agreement to Vote.........................................................................13
       8.2       Board Size; Meetings......................................................................13
       8.3       Election of Directors.....................................................................13
       8.4       No Liability for Election of Recommended Directors........................................14
       8.5       Grant of Proxy; Restrictions in Other Agreements..........................................15
       8.6       Specific Enforcement......................................................................15
       8.7       Observer Rights...........................................................................15
       8.8       Restrictions on Certain Corporate Actions.................................................15
       8.9       Restrictions on Certain Board Actions.....................................................16
       8.10      Manner of Voting..........................................................................18

9.     DEPARTING FOUNDER...................................................................................18
       9.1       Escrow Account............................................................................18
       9.2       Rights of Departing Founder...............................................................20
       9.3       Article V Put Option......................................................................20

10.    SECTION 10 PUT OPTION...............................................................................22

11.    ACCESS TO INFORMATION...............................................................................23
       11.1      Delivery of Financial Statements..........................................................23
       11.2      Inspection................................................................................23

12.    OTHER COVENANTS OF THE COMPANY......................................................................24
       12.1      General...................................................................................24
       12.2      Key Person Life Insurance and Director Liability Insurance................................25
       12.3      Special Covenants with Respect to SBICs...................................................25
       12.4      Post-Closing Percentages..................................................................25

13.    LEGENDS ON STOCK CERTIFICATES.......................................................................27

14.    AMENDMENTS AND WAIVERS..............................................................................28



                                       2
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
15.    SUCCESSORS AND ASSIGNS..............................................................................28

16.    STOCK SPLITS, STOCK DIVIDENDS, ETC..................................................................29

17.    ADDITIONAL SERIES 4-A INVESTORS.....................................................................29

18.    ENFORCEABILITY; SEVERABILITY........................................................................29

19.    TERMINATION.........................................................................................29

20.    FURTHER ASSURANCES..................................................................................30

21.    ENTIRE AGREEMENT....................................................................................31

22.    DELAYS OR OMISSIONS.................................................................................31

23.    COUNTERPARTS........................................................................................31

24.    CAPTIONS AND HEADINGS...............................................................................31

25.    NOTICES.............................................................................................31

26.    GOVERNING LAW; VENUE................................................................................32

27.    EXPENSES............................................................................................33

28.    CONFIDENTIALITY.....................................................................................33
       28.1      Confidentiality...........................................................................33
       28.2      Exceptions................................................................................33


                                    SCHEDULES

SCHEDULE A                Schedule of Investors
SCHEDULE B                Schedule of Founders

                                  VSOURCE, INC.
                             STOCKHOLDERS AGREEMENT

        THIS STOCKHOLDERS AGREEMENT (this "AGREEMENT") is entered into as of October 23, 2002 by and among Vsource, Inc., a Delaware corporation (the "COMPANY"), Phillip Kelly, John Cantillon and Dennis Smith (the "FOUNDERS") and the investors listed on Schedule A (each an "INVESTOR" and collectively, together with the Additional Series 4-A Investors (as defined below) the "INVESTORS").

        The Founders are the owners of that number of Series 4-A Preferred Stock (as defined below) of the Company set forth opposite each such Founder's name on Schedule B and shares of common stock, par value $0.01 per share of the Company (the "COMMON STOCK"), and the Investors are the owners and/or the purchasers of that number of shares of Series 4-A Preferred Stock as set forth in detail on Schedule A.

        Certain of the Investors and the Company are parties to that certain Series 4-A Convertible Preferred Stock Purchase Agreement, dated as of the date hereof (the "SERIES 4-A PURCHASE AGREEMENT") relating to the issue and sale of shares of Series 4-A Convertible Preferred Stock of the Company, par value U.S.$0.01 per share (the "SERIES 4-A PREFERRED STOCK" or "PREFERRED STOCK") and relating to the issue of warrants to purchase shares of Common Stock. The Company may sell and issue additional shares of Series 4-A Preferred Stock (the "ADDITIONAL SERIES 4-A SHARES") to certain Investors and other investors (the "ADDITIONAL SERIES 4-A INVESTORS") pursuant to the Second Closing and Additional Closings under, and as defined in, the Series 4-A Purchase Agreement, provided that each Additional Series 4-A Investor executes a counterpart of this Agreement, if not already a party to this Agreement, upon which such Additional Series 4-A Investor will be deemed an "INVESTOR" hereunder.

        The obligations of the Company and certain of the Investors under the Series 4-A Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investors, the Founders and the Company.

        In consideration of the mutual premises and covenants contained in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged the parties hereto agree as follows:

1.      DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings set forth below:

        (a) "CHARTER" means the Certificate of Incorporation of the Company, including any Certificates of Designation filed with the Secretary of State of Delaware with respect thereto.

        (b) "HOLDER" means an Investor or Founder, or any party that becomes a "HOLDER" subsequent to the date hereof pursuant to the terms of this Agreement.

        (c) "IRR" means the discount rate that would make the present value of a stream of Payments (as defined below) and Receipts (as defined below) equals zero where:

                (i)     cash payments (the "PAYMENTS") are:

                        (A) the purchase consideration paid by the Share Purchasers (as defined below) to the Company for the Shares (as defined below) purchased at the First Closing (as defined in the Series 4-A Purchase Agreement);

                        (B) the purchase consideration paid by the Share Purchasers to the Company, if any, for the Shares purchased at the Second Closing (as defined in the Series 4-A Purchase Agreement); and

                        (C) the purchase consideration paid by the Share Purchasers to the Company, if any, for Common Stock issued upon exercise of the Warrants (as defined in the Series 4-A Purchase Agreement) (the "WARRANT SHARES").

                (ii)    amounts received (the "RECEIPTS") are:

                        (A) dividend distributions and other cash payments, if any, received by the Share Purchasers from the Company in respect of: (i) the Shares and Warrant Shares; and (ii) any securities received by the Share Purchasers in respect of the Shares or Warrant Shares without additional consideration paid by the Initial Investor; and

                        (B) the value of Shares, Warrant Shares and any securities received by the Share Purchasers in respect of the Shares or Warrant Shares without additional consideration paid by the Share Purchasers, held by the Share Purchasers on the Liquidity Date (as defined below) determined as (1) the aggregate value of the Shares and Warrant Shares and such securities held by the Share Purchasers on the Liquidity Date in the case of a Qualifying Offering (determined as the offering price in such Qualifying Offering to the public per share of Common Stock times the number of Warrant Shares and the shares of Common Stock issued or issuable upon conversion of Shares); (2) the aggregate purchase price of the Shares, Warrant Shares and/or such securities on the Liquidity Date in the case of a Qualifying Sale (as defined below); or (3) the proceeds distributable to the Share Purchasers on the Liquidity Date in the case of a sale of assets); and

                (iii) the first date in the measurement of the present value will be the date of the First Closing and the last date will be the Liquidity Date.

        (d) "LIQUIDITY DATE" means the earliest to occur of: (i) the date of registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933 of the United States of America, as amended (the "1933 ACT"), and the declaration or ordering of effectiveness of such registration statement or document by the U.S. Securities and Exchange Commission (the "SEC") or, in connection with a Qualifying Offering (as defined below) on an Authorized Exchange (as defined below) in a jurisdiction other than the United States, of any registration, qualification or completion of any procedure in compliance with the applicable securities laws of such non-U.S. jurisdiction undertaken or made to permit the unrestricted, lawful distribution or resale of securities to members of the general public therein, of any of the Common Stock issuable upon conversion of the Series 4-A Preferred Stock held by the Share Purchasers (as defined below) or their Permitted Transferees (the "CONVERSION

SHARES") following, or in conjunction with, the completion of a Qualifying Offering (as defined below); (ii) the date on which the Share Purchasers and their Permitted Transferees are able to publicly sell all of their issued or issuable Conversion Shares pursuant to an effective registration statement covering such shares or in any three month period pursuant to Rule 144 under the 1933 Act, provided that a Qualifying Offering has occurred; (iii) the date of the closing of a Qualifying Sale (as defined below); and (iv) the date of the closing of a sale of all or substantially all of the assets of the Company for consideration that results in distributions to the Share Purchasers of proceeds from such sale equivalent to the consideration that would be received in a Qualifying Sale.

        (e) "PERMITTED TRANSFEREE" means any Affiliate (as defined below) of a Holder, any spouse or lineal ancestor or descendant of a Holder, or any trust or other entity created and existing solely for the benefit, directly or indirectly, of a Holder or any such person or persons. For purposes of this Agreement, an "AFFILIATE" of an entity means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such entity. For purposes of this Agreement, Capital International Asia CDPQ, Inc. (the "CDP INVESTOR"), CDP Asia Private Equity Fund, L.P. I, and Quilvest Asian Equity Ltd. shall be deemed to be Affiliates of one another, and Mercantile Capital Partners I, L.P. ("MERCANTILE") and Asia Internet Investment Group I, LLC shall be deemed to be Affiliates of one another. Upon the winding-up, liquidation or dissolution of a Holder that is a pooled investment vehicle, whether organized as a limited partnership, general partnership, corporation or otherwise, such Holder's Permitted Transferees shall be deemed to include each of its general partners, limited partners, investment managers and shareholders as the case may be.

        (f) "PRO RATA SHARE" means at any time, the ratio that (i) the sum of the number of shares of Common Stock then held by a Holder which were issued upon conversion of Preferred Stock plus the number of shares of Common Stock issuable upon conversion of Preferred Stock then held by such Holder bears to
(ii) the sum of the total number of shares of Common Stock then held by all Holders which were issued upon conversion of Preferred Stock, plus the number of shares of Common Stock issuable upon conversion of all outstanding Preferred Stock then held by all Holders.

        (g) "QUALIFYING OFFERING" means a firm commitment public offering, underwritten by an internationally reputable investment bank selected by the Company's Board of Directors, of the Company's Common Stock on an internationally recognized exchange or quotation system, which exchange or quotation system shall have a minimum market capitalization, based on the market value of all of the securities listed thereon, of US$50,000,000,000, as quoted and reported within the EMTK Function of Bloomberg Financial Markets or if not so quoted, based upon statistics made publicly available on such exchange, or if such statistics are not available, based upon the reasonable discretion of the Company's Board of Directors (an "AUTHORIZED EXCHANGE") pursuant to an effective registration statement under the 1933 Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a transaction pursuant to Rule 145 under the 1933 Act) or, in connection with a Qualifying Offering on an Authorized Exchange in a jurisdiction other than the United States, pursuant to any registration, qualification or completion of any procedure in compliance with the applicable securities laws and exchange rules of such non-U.S. jurisdiction undertaken or made to permit the unrestricted, lawful distribution or resale of securities to members of the general public therein, the public offering price per share (the "OFFERING PRICE") of which is not less than the price that would yield an IRR of thirty percent (30%) to the persons who on October 23, 2002 purchased shares of Series 4-A Preferred Stock for cash consideration (such persons being referred to herein as the "SHARE PURCHASERS" and such price being referred to herein as the "30% IRR Price") and in which the aggregate net proceeds (after deductions of underwriters' commissions and offering expenses) to the Company exceed US$20,000,000 (or the equivalent in the applicable currency).

        (h) "QUALIFYING SALE" means a sale of more than fifty percent (50%) of the Company's Common Stock on a fully diluted basis (assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including, without limitation, securities granted under any employee share option plan which have vested), for a purchase price per share at least equal to the 30% IRR Price, provided, however, that in the event the purchase price for such securities is payable in marketable securities, such marketable securities shall be valued at the average of the daily closing prices of such marketable securities over the 180 consecutive trading days immediately preceding (and not including) the date such marketable securities are received, and provided, further, that such purchase price is payable in full at the closing in cash or marketable securities.

        (i) "RECAPITALIZATION" means a stock split, subdivision, stock dividend, combination, recapitalization and the like.

        (j) "SHARES" means, subject to Section 7, all shares of the Series 4-A Preferred Stock and Common Stock issuable or issued upon conversion of the Series 4-A Preferred Stock held by each Holder as of the date such Holder becomes a party to this Agreement or with respect to a Holder who becomes a party to this Agreement and subsequently purchases Additional Series 4-A Shares, as of the date of purchase of such Additional Series 4-A Shares.

2.      RIGHT OF FIRST REFUSAL

        (a) Subject to Section 4, in the event that a Holder (the "PROPOSED TRANSFEROR") proposes to sell or otherwise transfer any Shares prior to the Liquidity Date and pursuant to a bona fide offer from a third party (the "PROPOSED TRANSFEREE"), such Holder must first give each other Holder written notice (the "HOLDERS' NOTICE") of the number of Shares to be transferred, the price, terms and conditions of the proposed sale, including the identity of the Proposed Transferee, and a copy of any written proposal, term sheet, letter of intent or other agreement relating to the proposed sale.

        (b) Each such other Holder will have thirty (30) days from the date of the Holders' Notice to agree to purchase all of such Holder's Pro Rata Share of such Shares, for the price and upon the terms and conditions specified in the Holders' Notice, by giving written notice to such Proposed Transferor stating therein the number of such Shares to be purchased. If any Holder fails to agree to purchase its full Pro Rata Share within such thirty (30) day period, the Proposed Transferor will give the Holders who did so agree (the "ELECTING HOLDERS") notice (a "SUBSEQUENT HOLDERS' NOTICE") of the number of Shares which were not subscribed for. The Electing Holders will have fifteen (15) days from the date of a Subsequent Holders' Notice to agree to purchase their respective Pro Rata Share of all of the Shares not subscribed for by such other Holders. The Proposed Transferor will repeat this process by providing further Subsequent Holders' Notices to the Electing Holders at the end of each such fifteen day period until all the Shares have been subscribed for or no Holders desire to purchase any remaining Shares. For purposes of any election under this Section 2 pursuant to a Subsequent Holder's Notice, Shares held by Holders other than Electing Holders will be excluded for the purpose of calculating an Electing Holder's Pro Rata Share. In the event any Holder or Holders timely elect to acquire all of the Shares proposed to be sold by the Proposed Transferor as specified in the Holders' Notice, settlement thereof will be made within thirty (30) days after the date on which the last such Holder notifies the Proposed Transferor of such election. To the extent that the terms of payment set forth in the Holders' Notice consist of property other than cash against delivery, the Electing Holders must pay for such Shares the cash equivalent of the fair market value of such property.

        (c) Subject to the provisions of Section 3, in the event the Holders fail to exercise this right of first refusal to purchase all but not less than all of the Shares stated in the Holders' Notice within the thirty (30) day period plus the additional periods specified above (collectively, the "NOTICE PERIOD"), the Proposed Transferor will have ninety (90) days thereafter to sell all but not less than all of the Shares stated in the Holders' Notice at the price and upon terms and conditions no more favorable to the purchasers of such Shares than specified in the Holders' Notice, provided that each such Proposed Transferee executes and becomes a Holder under this Agreement and agrees to hold the Shares subject to all the terms and conditions of this Agreement. In the event the Proposed Transferor has not sold all the Shares within such ninety
(90) day period, the Proposed Transferor may not thereafter sell any Shares without first offering such Shares to the Holders in the manner provided in this
Section 2.

        (d) The Proposed Transferor may, in its sole discretion, agree to accept an offer from a Holder or Holders pursuant to Section 2(b) to purchase only a portion of the Shares specified in the Holders' Notice, for the price and upon the terms and conditions specified in the Holders' Notice, and sell the remaining unpurchased Shares to the Proposed Transferee at the price and upon terms and conditions no more favorable to the Proposed Transferee of such Shares than specified in the Holders' Notice.

3.      RIGHT OF CO-SALE

        (a) Subject to Section 4, and notwithstanding anything to the contrary set forth in Section 2(c), no Proposed Transferor may sell any Shares specified in a Holders' Notice pursuant to Section 2(c) until each other Holder has been given the opportunity to sell to the Proposed Transferee, upon the same terms and conditions offered to the Proposed Transferor, up to such Holder's Pro Rata Share of the Shares ultimately sold, provided, however, that Shares held by Holders other than those Holders electing to sell to the Proposed Transferee will be excluded for the purpose of calculating such Holder's Pro Rata Share. Such Holder proposing to sell or otherwise transfer any Shares shall first notify each Holder in writing at least thirty (30) days prior to the proposed sale or transfer of the number of Shares to be sold or transferred and the price, terms and conditions of the proposed sale or transfer.

        (b) Holders who fail to provide an irrevocable notice to the Proposed Transferor of such Holder's agreement to sell such Holder's Pro Rata Share of the Shares proposed to be sold within fifteen (15) days after the date of notice described in Section 3(a) hereof will be deemed to have waived their rights under this Section 3. Any sale made pursuant to this Section 3 shall be consummated within ninety (90) days of the end of the Notice Period.

        (c) Each Holder will effect its participation in the sale by promptly delivering to the Proposed Transferor for delivery to the Proposed Transferee, before the consummation of the sale of the Shares, one or more certificates, properly endorsed for transfer, which represent:

                (i) the number of shares of Common Stock which such Holder elects to sell; or

                (ii) that number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Holder elects to sell; provided, however, that if the Proposed Transferee objects to the delivery of Preferred Stock in lieu of Common Stock, such Holder will convert such Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with the actual sale of such shares to the Proposed Transferee.

        (d) The stock certificate or certificates that the Holder delivers to the Proposed Transferor pursuant to Section 3(c) will be transferred to the Proposed Transferee in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Holders' Notice, and the Proposed Transferor will concurrently therewith remit or procure that the Proposed Transferee remits to such Holder that portion of the sale proceeds to which such Holder is entitled by reason of its participation in such sale. To the extent that any Proposed Transferee prohibits such assignment or otherwise refuses to purchase shares or other securities from a Holder exercising its rights of co-sale hereunder, the Proposed Transferor will not sell to such Proposed Transferee any Shares unless and until, simultaneously with such sale, the Proposed Transferor purchases such Shares or other securities from such Holder.

4.      EXCEPTIONS TO RIGHTS OF FIRST REFUSAL AND CO-SALE; TRANSFER OF RIGHTS

        (a) The restrictions set forth in Sections 2 and 3 will not apply in the following cases:

                (i) each Proposed Transferor may sell or transfer any Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company;

                (ii) each Proposed Transferor may sell or transfer any Shares to a Permitted Transferee provided that such Permitted Transferee agrees in writing to be bound by the terms of this Agreement applicable to the Proposed Transferor;

                (iii) the purchase of Escrow Securities by the Company and/or an Investor under Section 9 hereof; and

                (iv) any resale of Shares as part of an underwriting in connection with a Qualifying Offering.

        (b) The rights of a Holder under Section 2 and Section 3 are not assignable, except to a Permitted Transferee.

        (c) The restrictions set forth in Sections 2 and 3 shall only apply to seventy-five percent (75%) of the total Shares (the "RESTRICTED SHARES", and all Shares that are not Restricted Shares shall be "UNRESTRICTED SHARES"), calculated on the basis of the number of shares of Common Stock constituting the Shares on a fully diluted basis, held by each Holder and its Permitted Transferees, including Affiliates that are parties to this Agreement, in the aggregate, as of the date that such Holder becomes a party to this Agreement, or, with respect to a Holder who becomes a party to this Agreement and subsequently purchases Additional Series 4-A Shares, as of the date of purchase of such Additional Series 4-A Shares, provided that at the time of a sale or transfer of any Shares by a Holder, the Holder selling or transferring Shares shall specify by notice to the other Holders whether such Shares shall be counted against the number of Unrestricted Shares or the number of Restricted Shares held by such Holder.

5.      PROHIBITED TRANSFERS

        (a) No Holder may sell, assign, transfer, give, pledge, hypothecate, mortgage, encumber or dispose of all or any of his Restricted Shares except to a Permitted Transferee or otherwise as expressly permitted by this Agreement.

        (b) In the event any Proposed Transferor sells any Restricted Shares in contravention of the co-sale rights of the Holders under this Agreement (a "PROHIBITED TRANSFER"), the Holders, in addition to such other remedies as may be available at law, in equity, under the Company's Charter or hereunder, will have the option provided below, and such Proposed Transferor will be bound by the applicable provisions of such option.

        (c) In the event of a Prohibited Transfer, each Holder will have the right to sell to the Proposed Transferor, and the Proposed Transferor will be obligated to purchase from such Holder, the number of shares of Common Stock equal to the number of shares such Holder would have been entitled to transfer to the purchaser in the Prohibited Transfer under Section 3 had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale will be made on the following terms and conditions:

                (i) the price per share at which the shares are to be sold to the Proposed Transferor will be equal to the price per share paid by the purchaser to the Proposed Transferor in the Prohibited Transfer;

                (ii) within ninety (90) days after the later of the dates on which a Holder (A) receives notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, such Holder will notify the other Holders, if exercising the put option created hereby, and deliver to the Proposed Transferor the certificate or certificates representing that number of shares of Common Stock to be sold, or, at the Holder's option, a certificate or certificates representing that number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock to be sold, each certificate to be properly endorsed for transfer; and

                (iii) the Proposed Transferor will, upon receipt of the certificate or certificates for the shares to be sold by a Holder pursuant to this Section 5(c)(iii), pay the aggregate purchase price therefor, as specified in Section 5(c)(i), in cash or by other means acceptable to the Holder.

The Proposed Transferor must also reimburse the Holder for any and all reasonable fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise of such Holder's rights hereunder.

                (d) The Company will not, without the approval of Holders holding a majority of the number of outstanding Shares, calculated on the basis of the number of shares of Common Stock constituting the Shares on a fully diluted basis then held by all Holders (other than the Proposed Transferor): (i) permit any transfer on its books of any Shares which have been sold in violation of any of the provisions set forth in this Agreement or (ii) treat as the owner of such Shares, or accord the right to vote as an owner or pay dividends to any transferee to whom such Shares have been sold in violation of any of the provisions set forth in this Agreement.

                (e) No Holder may transfer any Restricted Shares until the earlier of March 31, 2006 and the Liquidity Date, other than to a Permitted Transferee or in accordance with Section 2 and Section 3 of this Agreement or unless such transfer is pursuant to a Qualifying Sale.

                (f) At no time shall a Holder transfer any Shares to a direct competitor of the Company, as reasonably determined by the Company's Board of Directors, except pursuant to a Qualifying Sale.

6.      DRAG ALONG RIGHTS

                6.1     SALE PROPOSAL

                If, at any time prior to the Liquidity Date, a proposal for a sale or other acquisition (whether by merger, consolidation, sale of assets or otherwise) of all or at least ninety percent (90%) of the Shares, calculated on the basis of the number of shares of Common Stock constituting the Shares on a fully diluted basis, then held by all Holders to any third party for a specified price payable in cash, securities or any other consideration and on specified terms and conditions in connection with a Qualifying Sale (a "SALE PROPOSAL"), has been approved by (x) the Board of Directors of the Company, (y) the holders of a sufficient amount of the outstanding share capital of the Company on a fully diluted basis (assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including without limitation securities granted under any employee share option plan which have vested) required to approve a sale of all or substantially all of the Company's assets under the Company's Charter and the General Corporation Law of the State of Delaware and (z) the holders of a sufficient amount of Series 4-A Preferred Stock required to approve a sale of all or substantially all of the Company's assets under the Charter, then the parties hereto who so approved the Sale Proposal (the "APPROVING STOCKHOLDERS") may require all of the parties hereto who are not Approving Stockholders ("REMAINING STOCKHOLDERS") to sell all of the Shares of the Company held by them to the party or parties whose Sale Proposal was accepted as hereinabove provided, for the same per share consideration (equitably adjusted to take into account the exercise price of any options or warrants) and otherwise on the terms and conditions provided in this Section 6.

                6.2     COMPELLED SALE NOTICE

                The Company, if instructed in writing by the Approving Stockholders, will send written notice (the "COMPELLED SALE NOTICE") of the exercise of the rights of the Approving

Stockholders pursuant to this Section 6 to each of the Remaining Stockholders setting forth the consideration per share to be paid pursuant to the Sale Proposal and the other terms and conditions of the transaction. Each Remaining Stockholder, upon receipt of the Compelled Sale Notice, will be obligated to (i) vote its Shares in favor of such Sale Proposal at any meeting of stockholders in the Company called to vote on or approve such Sale Proposal, (ii) sell all of its Shares and participate in the transaction (the "COMPELLED SALE") contemplated by the Sale Proposal and (iii) otherwise take all necessary action, including, without limitation, expressly waiving any dissenter's rights or rights of appraisal or similar rights, providing access to documents and records of the Company, entering into an agreement reflecting the terms of the Sale Proposal, surrendering stock certificates, giving any customary and reasonable representations and warranties given by other stockholders (e.g., as to title to the Shares and that such sale does not contravene any laws or regulations applicable to such Remaining Stockholder) and executing and delivering any certificates or other documents reasonably requested by the Approving Stockholders and their counsel, to cause the Company and the Approving Stockholders to consummate such Compelled Sale. Any such Compelled Sale Notice may be rescinded by the Approving Stockholders by delivering written notice thereof to all of the Remaining Stockholders.

        6.3     CONDITIONS TO COMPELLED SALE

                The obligations of Holders pursuant to Section 6.1 and
Section 6.2 are subject to the condition that the purchaser whose Sale Proposal was accepted agrees that in the event that Holders are required to provide any representations, warranties or indemnities in connection with the Compelled Sale (other than representations, warranties and indemnities concerning each Holder's valid ownership of its shares of capital stock of the Company, free of all liens and encumbrances (other than those arising under applicable securities laws), and each Holder's authority, power and right to enter into and consummate the Compelled Sale without violating any other agreement), then, each Holder (i) will not be liable for more than its pro rata share (based upon the consideration received) of any liability for misrepresentation, breach of warranty or indemnity, (ii) such liability will not exceed the total purchase price received by such Holder for its Shares and (iii) such liability will be satisfied solely out of any funds escrowed for such purpose.

7.      CHANGES IN STOCK

        If, from time to time during the term of this Agreement,

        (a) there is a dividend of any security, stock split or other change in the character or amount of any of the outstanding securities of the Company, or

        (b) there is any consolidation or merger immediately following which stockholders of the Company hold more than 50% of the voting equity securities of the surviving corporation,

then, in such event, any and all new, substituted or additional securities or other property to which any Holder is entitled by reason of his ownership of the Shares will be immediately subject to the provisions of this Agreement and be included in the meaning of the term "SHARES" for all purposes of this Agreement with the same force and effect as the Shares presently subject to this Agreement.

8.      VOTING

        8.1     AGREEMENT TO VOTE

                Each Holder, with respect to its Shares, hereby agrees to hold all of such Shares and any other voting securities of the Company acquired by such Holder in the future (and any other securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for any of the foregoing), (hereinafter collectively referred to as the "VOTING SHARES") subject to, and to vote the Voting Shares at regular or special meetings of stockholders and/or give written consent with respect to such Voting Shares in accordance with, the provisions of this Agreement.

        8.2     BOARD SIZE; MEETINGS

                The number of directors comprising the Board of Directors of the Company shall be seven (7) unless changed in accordance with the provisions of the By-Laws of the Company and Section 8.8 hereof. A quorum necessary for the transaction of business by the Board of Directors at a Board of Directors meeting will be at least three (3) Directors, two of whom will be Directors nominated by the Investors that have exercised their right to nominate Directors. The Directors will meet either in person or by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.

        8.3     ELECTION OF DIRECTORS

        (a) (i) For so long as the CDP Investor remains a Holder, the Company agrees to nominate for election to its Board of Directors a nominee of the CDP Investor (the "CDP NOMINEE"); (ii) for so long as BAPEF Investments XII Ltd. ("BAPEF") remains a Holder, the Company agrees to nominate for election to its Board of Directors a nominee of BAPEF (the "BAPEF NOMINEE"); and (iii) for so long as Mercantile remains a Holder, the Company agrees to nominate for election to its Board of Directors a nominee of Mercantile (the "MERCANTILE NOMINEE") such that at all times, if requested by the CDP Investor, BAPEF or Mercantile (as the case may be), the Company's Board of Directors contains one CDP Nominee, one BAPEF Nominee, and one Mercantile Nominee. The Company also agrees to nominate for election to its Board of Directors each of the following:
(i) Phillip Kelly (so long as he remains an employee of the Company), as Chairman; (ii) Dennis Smith (so long as he remains an employee of the Company), as Vice-Chairman; and (iii) two (2) "INDEPENDENT DIRECTORS" as such term is defined by the U.S. securities laws and the rules and regulations promulgated by the SEC thereunder or by any of the rules of any exchange on which the Company's securities are traded (the "INDEPENDENT DIRECTORS").

        (b) The CDP Nominee, BAPEF Nominee, and Mercantile Nominee shall be designated by an authorized representative of the CDP Investor, BAPEF and Mercantile, respectively, and the remaining nominees shall be designated by the Company. If the CDP Nominee, BAPEF Nominee or Mercantile Nominee should resign from the Company's Board of

Directors or if the CDP Nominee, BAPEF Nominee or Mercantile Nominee should die or otherwise be removed from office, the Company shall nominate and use its commercially reasonable efforts to cause the resulting vacancy to be filled with another CDP Nominee, BAPEF Nominee or Mercantile Nominee, as the case may be, similarly designated.

        (c) Each of the Holders, by its execution of this Agreement, agrees to use its reasonable efforts to cause the CDP Nominee (for so long as the CDP Investor remains a Holder), BAPEF Nominee (for so long as BAPEF remains a Holder), Mercantile Nominee (for so long as Mercantile remains a Holder), Phillip Kelly (for so long as he remains an employee), Dennis Smith (for so long as he remains an employee), and the Independent Directors to be elected or appointed in any and all elections or appointments of directors of the Company, including, without limitation, voting all shares of its Shares over which it then exercises voting control in favor of the CDP Nominee, BAPEF Nominee, Mercantile Nominee, Phillip Kelly, Dennis Smith, and the Independent Directors in connection with any election of Company directors. Notwithstanding the immediately preceding sentence, no Holder who is a director of the Company will be required to cause the election of any CDP Nominee, BAPEF Nominee, Mercantile Nominee, Phillip Kelly, Dennis Smith or the Independent Directors through action as such director if the Board of Directors of the Company determines in good faith, based as to legal matters on the advice of independent counsel, that the election or appointment of such CDP Nominee, BAPEF Nominee, Mercantile Nominee, Phillip Kelly, Dennis Smith or the Independent Directors, as the case may be, would be inconsistent with the fiduciary duty owed by such Board of Directors to all the stockholders of the Company; provided that the foregoing shall not detract from the right of the CDP Investor, BAPEF, Mercantile, or the Company, as the case may be, to nominate another CDP Nominee, BAPEF Nominee, Mercantile Nominee, or other nominee, as the case may be, for such position.

        (d) A director nominated by the CDP Investor shall be entitled to be a member of each committee maintained by the Board of Directors, provided that the nomination of such director to such committee would not contravene the U.S. securities laws and the rules and regulations promulgated by the SEC thereunder or any of the rules of any exchange on which the Company's securities are traded. A director nominated by each of the CDP Investor, BAPEF and Mercantile shall each be entitled to be a member of the compensation committee of the Board of Directors, provided that the nomination of each such director to the compensation committee would not contravene the U.S. securities laws and the rules and regulations promulgated by the SEC thereunder or any of the rules of any exchange on which the Company's securities are traded.

        (e) A vote cast or written consent given by a director of the Company who is a Holder or has been elected or appointed as a representative of a Holder as provided in this Section 8.3 that is contrary to the voting mechanism set out in this Section 8.3 shall be deemed a breach of this Agreement.

        8.4     NO LIABILITY FOR ELECTION OF RECOMMENDED DIRECTORS

                None of the Company, the Holders, nor any officer, director, stockholder or shareholder, partner, employee or agent of such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party's execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

        8.5     GRANT OF PROXY; RESTRICTIONS IN OTHER AGREEMENTS

        (a) Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies will be deemed coupled with an interest and are irrevocable for the term of this Agreement.

        (b) No Holder may enter into any agreement or arrangement with any person with respect to the Preferred Stock or the Common Stock on terms inconsistent with the provisions of this Agreement.

        8.6     SPECIFIC ENFORCEMENT

                Each party hereto agrees that its obligations hereunder are necessary and reasonable in order to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement will be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement will be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

        8.7     OBSERVER RIGHTS

                For so long as the CDP Investor remains a Holder, in addition to its right to nominate a director pursuant to Section 8.3, it will also have the right to designate one (1) person to be an observer at each Board of Directors meeting. In addition, for so long as the CDP Investor remains a Holder it will also have the right to designate one (1) person to be an observer (or to participate by telephone) at each operations meeting held by the Company's chief executive officer, president, chief financial officer, chief operations officer and the heads of each the Company's business units, which meetings will be held no less frequently than quarterly. Each observer will be entitled to participate fully in all discussions among directors and officers, as the case may be (but not entitled to vote) at such meetings, and to receive all notices of meetings and other materials (including minutes, resolutions and all other material or information) provided to the directors or officers of the Company, as the case may be, subject to any restrictions under applicable law and to the execution of a confidentiality agreement acceptable to the Company.

        8.8     RESTRICTIONS ON CERTAIN CORPORATE ACTIONS

                So long as any shares of Preferred Stock are outstanding and prior to the Liquidity Date, the Company will not without first obtaining the approval of the CDP Investor, so long as it remains a Holder, and the holders of at least a majority of Shares, calculated on the basis of the number of shares of Common Stock constituting the Shares on a fully diluted basis, held by all the Holders:

        (a) increase the size of the Board of Directors of the Company to a number of members in excess of seven (7);

        (b) sell or dispose of all or substantially all of the Company's assets or any of its assets with a book value in excess of US$250,000 in respect of any one transaction or in excess of an aggregate of US$500,000 in any one financial year, provided, however, that such approval shall not be required in the event such sale or disposal is in connection with a Qualifying Sale or sales in the ordinary course of business;

        (c) increase, reduce, split, consolidate (reverse split) or cancel its authorised or issued share capital, issue or grant any option over any shares or securities convertible into or exchangeable for shares of Common Stock (except than by redemption or to cover conversions or pursuant to any of the Company's 2001 Stock Option/Stock Issuance Plan and Employee Stock Purchase
Plan), or issue or grant any other option over its unissued share capital, or list the Common Stock of the Company on any stock exchange, provided, however, that such approval shall not be required in the event any such action occurs in connection with a Qualifying Offering; and provided, further, that all Holders by executing this Agreement are consenting to the reverse split of the Company's outstanding Common Stock as contemplated under Section 7.14 of the Series 4-A Purchase Agreement;

        (d) terminate or approve the hiring or termination of the Company's Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or President, provided, however, that such approval shall not be required in the event any such termination is in connection with a Qualifying Sale;

        (e) increase the aggregate number of Common Stock that may be issued under the Company's stock option and stock issuance plans to an amount greater than 18.5% of the total issued and outstanding share capital of the Company (calculated on the basis of the number of shares of Common Stock on a fully diluted basis, assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including without limitation securities granted under any employee share option plan), as of the time that is immediately after the First Closing (as defined under the Series 4-A Purchase Agreement) or if a Second Closing (as defined under the Series 4-A Purchase Agreement) occurs, then immediately after the Second Closing;

        (f) cease any material business in which the Company or its subsidiaries are currently involved (a "CURRENT BUSINESS"), materially change any of its Current Businesses or materially engage in any business other than a Current Business (the Company will be deemed, without limitation, to have "MATERIALLY ENGAGED" in a business if it invests more than US$250,000 in the aggregate in such business); or

        (g) amend the terms of the Certificate of Designation of the Series 4-A Preferred Stock (the "SERIES 4-A CERTIFICATE OF DESIGNATION").

        8.9     RESTRICTIONS ON CERTAIN BOARD ACTIONS

                So long as any shares of Preferred Stock are outstanding and prior to the Liquidity Date, the Company will not, without first obtaining the approval of at least a majority vote of the

Board of Directors which must include the affirmative vote of the CDP Nominee, so long as the CDP Investor remains a Holder:

                (a) borrow or raise any sum of money from any source in excess of US$5,000,000 or issue securities of the Company to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions not intended primarily for equity-financing purposes, provided, however, that approval of the CDP Nominee shall not be required in the event such actions are in connection with a Qualifying Offering;

                (b) acquire or dispose of any interest in any other company, corporation, partnership, or business or incorporate or establish any other company, corporation, partnership or business, provided, however, that approval of the CDP Nominee shall not be required in the event such acquisition or disposal is in connection with a Qualifying Sale;

                (c) make any loan or advance or give any credit (other than trade credit) other than in the ordinary course of business;

                (d) give any guarantee or indemnity to secure the liabilities or obligations of any person, firm or corporation exceeding in the aggregate the sum of US$5,000,000 at any one time;

                (e) do, permit or suffer to be done any act or thing whereby the Company or any of its subsidiaries may be wound up, dissolved or liquidated (whether voluntarily or compulsorily);

                (f) enter into any contracts above the sum of US$1,000,000 which are of a nature outside the ordinary course of business in respect of any one transaction, provided, however, that approval of the CDP Nominee shall not be required in the event such contract is entered into in connection with a Qualifying Offering or Qualifying Sale;

                (g) adopt or revise any proposed budget or the revolving three-year business plan of the Company;

                (h) acquire any investment or incur any capital commitment not stated in the budget in excess of US$250,000 at any time in respect of any one transaction or in excess of US$500,000 in the aggregate in any one fiscal year;

                (i) approve transactions involving the interest of any director or stockholder of the Company or any of its subsidiaries, including but not limited to the making of any loans or advances, whether directly or indirectly, to any Founder or the provision of any guarantee, indemnity or security for or in connection with any indebtedness or liabilities of any Founder;

                (j) undertake any merger, reconstruction or liquidation exercise concerning the Company or any of its subsidiaries, provided, however, that approval of the CDP Nominee shall not be required in the event such merger, reconstruction or liquidation exercise is in connection with a Qualifying Sale;

                (k) grant any options or issue stock under the Company's stock option or stock issuance plans, respectively, at an exercise or purchase price less than the price at which the Series 4-A Preferred Stock may be converted into shares of Common Stock, as adjusted from time to time;

                (l) increase the number of shares of Common Stock that may be purchased by the Founders under the Company's stock option and stock issuance plans to an amount greater than twelve percent (12%) of the total issued and outstanding share capital of the Company, (calculated on the basis of the number of shares of Common Stock on a fully diluted basis assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including without limitation securities granted under any employee share option plan), as of the time that is immediately after the First Closing (as defined under the Series 4-A Purchase Agreement) or if a Second Closing (as defined under the Series 4-A Purchase Agreement) occurs, then immediately after the Second Closing;

                (m) create any mortgage, charge, lien, pledge, encumbrance or security or other interest on any assets of the Company or any of its subsidiaries in excess of US$5,000,000;

                (n) take any action which, to the Company's knowledge, is likely to result in the Multimedia Super Corridor status ("MSC STATUS") of its Malaysian subsidiary, Vsource (Malaysia) Sdn Bhd, being lost or impaired; or

                (o) issue or sell stock, warrants or other securities or rights to persons or entities with which the Company has business or strategic relationships provided such issuances are for other than primarily equity financing purposes.

        8.10    MANNER OF VOTING

                The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

9.      DEPARTING FOUNDER

        9.1     ESCROW ACCOUNT

                Prior to the Liquidity Date, if any Founder voluntarily terminates his employment with the Company (a "DEPARTING FOUNDER"), he shall no longer be deemed a Holder and shall promptly place all shares of Series 4-A Preferred Stock and shares of Common Stock which were issued upon conversion of Preferred Stock then held by him (the "ESCROW SECURITIES") in an escrow account (the "ESCROW ACCOUNT") held by an escrow agent selected by the Company and reasonably satisfactory to the Departing Founder ("ESCROW AGENT"). All securities issued in respect of the Escrow Securities by way of stock dividends shall be deemed Escrow Securities and shall be deposited in the Escrow Account. The Escrow Account shall be subject to the following conditions:

                (a) The Escrow Securities shall remain in the Escrow Account unless otherwise purchased pursuant to Section 9.1(b) or Section 9.1(d) below from the date such Founder places the Escrow Securities in the Escrow Account until the day (the "RELEASE DATE") which is forty-five (45) days after the Trigger Date (the "ESCROW PERIOD"), provided, however that such Escrow Securities shall be released from the Escrow Account in the event the Escrow Securities have not been purchased, or the Trigger Date has not occurred, by November 15, 2006. The "TRIGGER DATE" is the earlier of (i) the Liquidity Date and (ii) the date of the closing of the purchase by the Company of more than fifty percent (50%) of the total number of Shares outstanding pursuant to the exercise by the Investors of their put rights stated herein and in the Company's Certificate of Designation with respect to the Preferred Stock.

                (b) At any time beginning on the date of voluntary termination of employment by the Departing Founder and ending on the last date of the Escrow Period: (i) the Company shall have the right to purchase all but not less than all of the Escrow Securities by delivery of a written notice (a "COMPANY ESCROW PURCHASE NOTICE") to the Departing Founder, the Escrow Agent and the Investors; and (ii) each Investor shall have a one-time right to purchase up to the total amount of all such Escrow Securities by delivery of a written notice (an "INVESTOR ESCROW PURCHASE NOTICE") to the Departing Founder, the Escrow Agent, the Company and the other Investors, provided, however, that in the event the number of shares of Escrow Securities each Investor desires to purchase exceeds the number of shares of Escrow Securities available, the Company shall notify each such Investor, and within thirty (30) days after delivery (except as provided below) of the Investor Escrow Purchase Notice, each such Investor will be entitled to obtain that portion of the Escrow Securities which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the shares of Series 4-A Preferred Stock then held by such Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the shares of Series 4-A Preferred Stock then held, by all Investors who wish to purchase the Escrow Securities; provided, further, however, that an Investor's right to purchase Escrow Securities shall be subject to the Company's preferential right to purchase all but not less than all of the Escrow Securities as set forth below and shall terminate upon delivery of a Company Escrow Purchase Notice.

                (c) Upon delivery of an Investor Escrow Purchase Notice, the Company shall, for a period of thirty (30) days from delivery of such Investor Escrow Purchase Notice, have the right to purchase all but not less than all of the Escrow Securities set forth in such Investor Escrow Purchase Notice. If the Company exercises such right, the Investor that delivered the Investor Escrow Purchase Notice shall not be deemed to have exercised its one time right to purchase Escrow Securities.

                (d) Upon the Trigger Date and for a period of thirty (30) days from the Trigger Date, each Investor (regardless as to whether or not it has exercised its right to purchase Escrow Securities set forth in Section 9.1(b) above) shall have the right to purchase any remaining Escrow Securities. In the event the number of shares of Escrow Securities each such Investor desires to purchase exceeds the number of shares of Escrow Securities available, such shares of Escrow Securities shall be allocated by the Escrow Agent pro-rata among such Investors (based on the total number of Shares, calculated on the basis of the number of shares of Common Stock constituting the Shares on a fully diluted basis, held by all the Investors as at the date hereof) until all the remaining Escrow Securities have been purchased or there are no Investors seeking to purchase the remaining Escrow Securities.

                (e) The purchase price per share of Escrow Securities (i) shall be the average of the daily closing prices of the Common Stock on the principal exchange or NASDAQ on which the Common Stock is then listed or admitted to trading, as applicable, over the thirty (30) consecutive trading days immediately preceding (and not including) the date of the Company Escrow Purchase Notice, Investor Escrow Purchase Notice, or the Trigger Date, as the case may be, or (ii) shall be determined in good faith by the Board of Directors of the Company in the event the Escrow Securities are not publicly traded, in each case less a discount of thirty percent (30%) of such average daily closing price (the amount of such discount applied per Escrow Security, the "DISCOUNT").

                (f) In the event (i) any Investor has exercised its right to purchase Escrow Securities (such party, an "EXERCISING PARTY") and (ii) the offering price for a primary or secondary offering by the Company of Common Stock or the purchase price per Common Stock in connection with a Qualifying Sale exceeds the 30% IRR Price, and such offering or Qualifying Sale takes place within twelve (12) months from the date that a Founder voluntarily terminates his employment with the Company, then each Exercising Party shall pay to the Departing Founder an amount in cash or in equivalent shares of Common Stock equal to the number of Escrow Securities purchased by such Exercising Party pursuant to Section 9.1(b) or Section 9.1(d) above multiplied by the Discount, without interest.

        9.2     RIGHTS OF DEPARTING FOUNDER

                During such time as a Departing Founder's Escrow Securities are in an Escrow Account, the Departing Founder shall be entitled to exercise all rights with respect to such Escrow Securities, including without limitation the right to vote such Escrow Securities, except as such rights may be restricted under Section 9.1.

        9.3     ARTICLE V PUT OPTION

                (a)     FOUNDER EXERCISE OF ARTICLE V PUT OPTION

                        None of the Founders may exercise their respective put rights under Article V.B. of the Series 4-A Certificate of Designation (the "ARTICLE V PUT OPTION") unless the Founder or Founders holding a majority of the Shares held by all the Founders in the aggregate (collectively, the "MAJORITY FOUNDER") elect to exercise their Article V Put Option, in which case each Founder agrees to exercise all of each Founder's Article V Put Options simultaneously.

        (b)     ARTICLE V ESCROW ACCOUNT

                (i)     Following exercise of their Article V Put Options under
Section 9.3(a), each Founder will be entitled to receive 62.5% of the actual proceeds from the exercise of such Founder's Article V Put Option (the "FOUNDER PUT AMOUNT") and each of the Founders agrees that the Company will promptly transfer the remaining 37.5% of the proceeds (the "ARTICLE V ESCROW AMOUNT") into the Article V Escrow Account (as defined below). Such Article V Escrow Amount will remain in the Article V Escrow Account until the earlier of (i) six months after the date such Article V Escrow Amount was deposited into the
Article V Escrow Account and (ii) the date that the CDP Investor has been paid in full under Section 9.3(b)(iii) below (the "ARTICLE V ESCROW PERIOD").

                (ii) During the Article V Escrow Period, if the CDP Investor exercises its Article V Put Option and receives less than the full amount of proceeds to which it is entitled under the terms of Article V.B of the Series 4-A Certificate of Designation (the "FULL CDP AMOUNT"), it may deliver to each of the Founders a Shortfall Certificate. The "SHORTFALL CERTIFICATE" shall be a certificate executed by the CDP Investor setting forth (x) the Full CDP Amount and (y) the amount of proceeds actually received by the CDP Investor from the Company following its exercise of the Article V Put Option (the "ACTUAL CDP Amount").

                (iii) The CDP Investor may, at any time after the date that is 10 business days after the issuance of the Shortfall Certificate and prior to the expiration of the Article V Escrow Period, instruct the Article V Escrow Agent (as defined below) to distribute all Article V Escrow Amounts to the Founders and to the CDP Investor in accordance with the following percentages, until such time as the sum of (x) the Article V Escrow Amount distributed to the CDP Investor in accordance with this Section 9.3(b)(iii) and (y) the Actual CDP Amount, equals the Full CDP Amount:

CDP Investor                  64.8%
Phillip Kelly                 15.5%
John Cantillon                16.6%
Dennis Smith                   3.1%

                        For purposes of Section 9.3, the "ARTICLE V ESCROW ACCOUNT" means an escrow account set up pursuant to escrow arrangements reasonably mutually agreed to by the CDP Investor and the Majority Founder. The "ARTICLE V ESCROW AGENT" shall be a person or entity reasonably mutually agreed to by the CDP Investor and the Majority Founder to administer the Article V Escrow Account.

                (iv) Upon expiration of the Article V Escrow Period, and in the event there are any Article V Escrow Amounts remaining, any Founder may instruct the Article V Escrow Agent to distribute all such remaining Article V Escrow Amounts to the Founders in accordance with the following percentages:

Phillip Kelly                 43.9%
John Cantillon                47.3%
Dennis Smith                   8.8%

                (v) The CDP Investor's right to receive the Article V Escrow Amounts in accordance with the percentages set forth Section 9.3(b)(iii) shall only apply with respect to the exercise of the CDP Investor's Article V Put Option for its Shares purchased at the First Closing (as defined in the Series 4-A Purchase Agreement) and Second Closing (as defined in the Series 4-A Purchase Agreement), and for the avoidance of doubt shall not apply with respect to the exercise of the CDP Investor's Article V Put Option for Shares purchased at an Additional Closing (as defined in the Series 4-A Purchase Agreement) or otherwise.

10.     SECTION 10 PUT OPTION

        If at any time during the term of this Agreement there is a material breach by the Company of Sections 5(d) (Prohibited Transfers), 6.2 (Compelled Sale Notice), 8.1 (Agreement to Vote), 8.2 (Board Size; Meetings), 8.3 (Election of Directors), 8.7 (Observer Rights), 8.8 (Restrictions on Certain Corporate Actions), 8.9 (Restrictions on Certain Board Actions), 9.3 (Article V Put Option), 11 (Access to Information), 12 (Other Covenants of the Company), 14 (Amendments and Waivers) or 20 (Further Assurances) under this Agreement, and provided that the Company has not remedied such material breach to the satisfaction of the New Investors (as defined below) within thirty (30) days after the date of receipt by the Company of a Section 10 Put Notice (as defined below) (the "NOTICE PERIOD"), then in lieu of any damages and such other remedies as may be available at law, equity, under the Company's Charter or hereunder, the CDP Investor and each of the Additional Series 4-A Investors (together, the "NEW INVESTORS") shall have the right, in addition to any put right contained in the Company's Charter, to require the Company to purchase all, but not less than all, of the Series 4-A Preferred Stock held by such New Investor at a price per share equal to US$2,000 plus an amount which would yield an IRR to each New Investor of ten percent (10%) (the "SECTION 10 PUT AMOUNT") to the date of such purchase, provided, however, that in calculating the IRR, the first date in the measurement of the present value will be the date of the First Closing and the last date will be the date of payment of the Section 10 Put Amount. In order to complete a purchase by the Company pursuant to this
Section 10, the New Investor shall submit to the Company, copied to each other New Investor, an executed notice within sixty (60) days of such material breach, setting forth the particulars of the breach and the number of shares of Series 4-A Preferred Stock to be purchased by the Company (a "SECTION 10 PUT NOTICE"). Each other New Investor may within twenty (20) days of the date of such Section 10 Put Notice serve notice (a "SECTION 10 ADDITIONAL PUT NOTICE") on the Company requiring the Company to purchase all, but not less than all, of the Series 4-A Preferred Stock held by such New Investor at a price per share equal to the
Section 10 Put Amount. If the Company has been unable to remedy the material breach to the satisfaction of the New Investors prior to the expiration of the Notice Period, then the Company shall pay each New Investor that serves a
Section 10 Put Notice or a Section 10 Additional Put Notice its Section 10 Put Amount, by cash, certified check, wire transfer or any combination thereof, with respect to each share of Series 4-A Preferred Stock within fifteen (15) days after the end of the Notice Period against surrender of the related Series 4-A Preferred Stock Certificates.

11.     ACCESS TO INFORMATION

        11.1    DELIVERY OF FINANCIAL STATEMENTS

                The Company will deliver to each Director on the Board of
Directors:

                (a)     as soon as practicable, but in any event within ninety
(90) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), and certified by a firm of independent public accountants of recognized international standing selected by the Board of Directors of the Company, provided, however, that nothing herein shall be deemed to excuse a director of the Company from his or her duties or liabilities as a director of the Company;

                (b)     as soon as practicable, but in any event within twenty
(20) days after the end of each month in each fiscal year (other than the last month in each fiscal year), beginning with the month ending October 31, 2002, a consolidated balance sheet of the Company and its subsidiaries, and the related consolidated statements of income, stockholders' equity and cash flows, unaudited but prepared in accordance with GAAP and certified by the chief financial officer of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders' equity and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year, and the projected budget; and, at the time of delivery of each such monthly statement, a management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations, and a status report with respect to the following: (i) the Support Services Agreement, dated October 24, 2001, among the Company, Gateway Japan Inc. and the Company's Cayman subsidiary, Vsource (CI) Ltd. (the "GATEWAY CONTRACT"), including the Company's compliance with the Service Levels (as such term is defined in the Gateway Contract); and (ii) the MSC status of the Company's Malaysian subsidiary, Vsource (Malaysia) Sdn Bhd;

                (c) as soon as practicable, but in any event at least by the start of each fiscal year, a revolving three year business plan; and

                (d) as early as practicable, but in any event at least no later than thirty (30) days prior to the start of each fiscal year, a business plan, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing.

        11.2    INSPECTION

                The Company will permit each Holder at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Holder; provided, however, that the Company will not be obligated pursuant to this Section 11.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information, and provided further that the Company may require the Holder to execute a confidentiality and nondisclosure agreement prior to any such visit and inspection.

12.     OTHER COVENANTS OF THE COMPANY

        12.1    GENERAL

                The Company agrees and covenants with each Investor as follows:

                (a) to use its commercially reasonable efforts to maintain the registration of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended;

                (b) to notify each Investor promptly and from time to time of any material pending or threatened or contemplated arbitrations, actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective assets or properties;

                (c) to procure that it and each of its subsidiaries will at all times comply in all material respects with any applicable legislation or regulation and any condition of any authority or consent relating to this Agreement and/or its business and operations, and will notify each of the Investors in writing immediately in the event of any breach or non-compliance which could have a material adverse effect on the financial condition, results or operations of the Company;

                (d) to procure that all senior officers, key employees and consultants of the Company and its subsidiaries enter into non-disclosure agreements;

                (e) to use its commercially reasonable efforts to maintain insurance policies in respect of the Company's and its subsidiaries' assets which are of an insurable nature in amounts reasonably regarded as adequate by the Board of Directors against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature;

                (f) to maintain all statutory books and records of the Company and each of its subsidiaries so as to ensure that such statutory books and records shall at all times accurately reflect the current status of the Company and each of its subsidiaries; and

                (g) within thirty (30) days after the First Closing (as defined in the Series 4-A Purchase Agreement), to commence an offer (the "OFFER") to the holders of all of the Series 1-A Preferred Stock, Series 2-A Preferred Stock, Series 3-A Preferred Stock (including holders that have not yet converted their Series A Convertible Notes and Series B-1 Exchangeable Notes into Series 3-A Preferred Stock) (collectively, the "CONVERTIBLE SECURITIES") and Series B Warrants and Series B-1 Warrants (the "SERIES B WARRANTS") other than BAPEF, Mercantile, Asia Internet Investment Group I, LLC, and the Founders (collectively, the "OTHER STOCKHOLDERS"), pursuant to which the Other Stockholders may in their discretion: (i) keep their existing equity holding in the Company unchanged, (ii) exchange their Convertible Securities (other than the Series 1-A Preferred Stock) or Series B Warrants for shares of Series 4-A Preferred Stock at the same exchange ratio which BAPEF, Mercantile, Asia Internet Investment Group I, LLC, and the Founders exchanged their applicable class of Convertible Securities and/or Series B Warrants pursuant to the Convertible Securities Exchange Agreement entered into by and among the Company, BAPEF, Mercantile, Asia Internet Investment Group I, LLC, and the Founders as of October 21, 2002, (iii) exchange their shares of Series 1-A Preferred Stock for shares of Series 4-A Preferred Stock at an exchange ratio of one share of Series 4-A Preferred Stock for every 2,642.01 shares of Series 1-A Preferred Stock or (iv) sell their Series 1-A Preferred Stock to the Company for cash at a price equal to US$0.76 per share of Series 1-A Preferred Stock. Following completion of the Offer, the Company shall prepay the principal and accrued interest on any Series A Convertible Notes and Series B-1 Exchangeable Notes that remain outstanding at such time. In conducting the Offer, the Company shall use its reasonable efforts so that the number of Other Stockholders who elect option (i) above is minimized, subject to the foregoing parameters.

                Each of the Holders, by its execution of this Agreement, agrees to use its reasonable efforts, including, without limitation, voting all shares of its Shares over which it then exercises voting control, to cause the Company to commence the Offer.

        12.2    KEY PERSON LIFE INSURANCE AND DIRECTOR LIABILITY INSURANCE

                The Company shall use commercially reasonable efforts to maintain, at its expense, "KEY PERSON" life insurance insuring the lives of each of the Founders and designating the Company as the beneficiary of a death benefit of at least US$1,000,000 for each such individual while such individual is an employee of the Company.

                The Company shall use commercially reasonable efforts to maintain, at its expense, directors' and officers' liability insurance providing coverage of at least US$10,000,000 and for no more than one year's prior acts.

        12.3    SPECIAL COVENANTS WITH RESPECT TO SBICS

                For so long as any Investor which is identified to the Company as a small business investment company, licensed and regulated by the U.S. Small Business Administration under the U.S. Small Business Investment Act of 1958, as amended (a "SBIC HOLDER") owns any of the Company's securities, (i) the Company shall provide to each SBIC Holder the financial information contained in Section
11.1 of this Agreement and (ii) the Company shall provide each SBIC Holder the inspection rights contained in Section 11.2 of this Agreement, without regard to the amount of securities of the Company owned by such SBIC Holder.

        12.4    POST-CLOSING PERCENTAGES

                (a) The Company shall, on each anniversary of the First Closing (as defined in the Series 4-A Purchase Agreement) until the earliest of
(i) the Second Closing, (ii) the Liquidity Date or (iii) March 31, 2006, certify in writing (each such certification a "FIRST CLOSING CERTIFICATION") to each Initial Investor (as defined in the Series 4-A Purchase Agreement) such Initial Investor's percentage holding of the Company's issued and outstanding Common Stock on a fully diluted basis (excluding, for the purpose of calculating such fully diluted amount, any of the 1,761,724 shares of Common Stock issuable upon exercise or conversion of the convertible securities identified as "OTHER WARRANTS AND OPTIONS" in Schedule 3 of the Series 4-A Purchase Agreement if and only if the exercise price or strike price of such Other Warrants and Options is higher than the market price of such Other Warrants and Options on the date of such certification) as of the time immediately after the First Closing. If the percentage holding in any First Closing Certification is less than the percentage for the First Closing set forth in Section 2.2(c) of the Series 4-A Purchase Agreement (the "POST-FIRST CLOSING PERCENTAGE"), then the Company shall promptly and in any case within sixty (60) days of the date of the relevant First Closing Certification pay the Initial Investor in cash an amount (the "FIRST CLOSING SHORTFALL AMOUNT") equal to US$0.10 per share of Common Stock that would have been required to be held by the Initial Investor immediately after the First Closing in order for the Initial Investor's shareholdings to equal the Post-First Closing Percentage (the "FIRST CLOSING SHORTFALL SHARES"), plus a sum equal to an IRR of 30%, provided, however, that the first date in the measurement of the present value will be the date of the First Closing and the last date will be the date of such payment. With respect to each First Closing Certification, the Company will not be required to pay any First Closing Shortfall Amount on First Closing Shortfall Shares for which it has previously paid a First Closing Shortfall Amount. For purposes of determining the Initial Investors' percentage holding pursuant to this Section 12.4(a), the exchanges of securities that are contemplated in connection with the Offer will be deemed to have been completed simultaneously with the First Closing.

                (b) If the Second Closing is completed, the Company shall, on each anniversary of the Second Closing until the earliest of (i) the Liquidity Date or (ii) March 31, 2006, certify in writing (each such certification a "SECOND CLOSING CERTIFICATION") to each Initial Investor such Initials Investor's percentage holding of the Company's issued and outstanding Common Stock on a fully diluted basis (excluding, for the purpose of calculating such fully diluted amount, any of the 1,761,724 shares of Common Stock issuable upon exercise or conversion of the convertible securities identified as "OTHER WARRANTS AND OPTIONS" in Schedule 3 of the Series 4-A Purchase Agreement if and only if the exercise price or strike price of such Other Warrants and Options is higher than the market price of such Other Warrants and Options on the date of such certification) as of the time immediately after the Second Closing. If the percentage holding in any Second Closing Certification is less than the percentage for the Second Closing set forth in Section 2.2(c) of the Series 4-A Purchase Agreement (the "POST-SECOND CLOSING PERCENTAGE"), then the Company shall promptly and in any case within sixty (60) days of the date of the relevant Second Closing Certification pay the Initial Investor in cash an amount (the "SECOND CLOSING SHORTFALL AMOUNT") equal to US$0.10 per share of Common Stock that would have been required to be held by the Initial Investor immediately after the Second Closing in order for the Initial Investor's shareholdings to equal the Post-Second Closing Percentage (the "SECOND CLOSING SHORTFALL SHARES"), plus a sum equal to an IRR of 10%, provided, however, that the first date in the measurement of the present value will be the date of the Second Closing and the last date will be the date of such payment. With respect to each Second Closing Certification, the Company will not be required to pay any Second Closing Shortfall Amount on Second Closing Shortfall Shares for which it has previously paid either a First Closing Shortfall Amount or a Second Closing Shortfall Amount. For purposes of determining the number of Second Closing Shortfall Shares pursuant to this Section 12.4(b), the exchanges of securities that are contemplated in connection with the Offer will be deemed to have been completed simultaneously with the First Closing and the Initial Investor's percentage holding shall be deemed to include any First Closing Shortfall Shares for which the Initial Investor received the payment provided for in Section 12.4(a).

                (c) For the avoidance of doubt, any changes in the Company's capitalization resulting from the issuance or sale of shares of an existing or newly created class of securities to investors originating after the First Closing or Second Closing, as the case may be, shall be excluded from the calculation of the Company's issued and outstanding Common Stock on a fully diluted basis for purposes of this Section 12.4, provided, however, that any Common Stock or securities convertible or exchangeable into Common Stock issued after the First Closing, other than in connection with the Offer, and, for the avoidance of doubt, any shares of Series 4-A Preferred Stock issued at an Additional Closing (as defined in the Series 4-A Purchase Agreement) and Common Stock issued or issuable upon the conversion of such additional Series 4-A Preferred Stock shall also be excluded from the calculation of the Company's issued and outstanding Common Stock on a fully diluted basis for purposes of this Section 12.4. Further, the parties hereby agree that the payments provided for in this Section 12.4 shall be the sole remedy for any breach by the Company of Section 2.2(c) of the Series 4-A Purchase Agreement. If at any time after the issuance of a First Closing Certification or Second Closing Certification, it is discovered that the First Closing Shortfall Amounts or Second Closing Shortfall Amounts previously paid to an Initial Investor were in excess of such First Closing Shortfall Amounts or Second Closing Shortfall Amounts actually due to such Initial Investor pursuant to Section 12.4, then upon written notification by the Company, such Initial Investor shall pay the Company the amount by which the First Closing Shortfall Amounts or Second Closing Shortfall Amounts previously paid by the Company to such Initial Investor exceeds the First Closing Shortfall Amounts or Second Closing Shortfall Amounts actually due to such Initial Investor pursuant to Section 12.4.

13.     LEGENDS ON STOCK CERTIFICATES

        (a) In addition to compliance with the terms of this Agreement, no transfer of Shares may be made except in compliance with applicable U.S. federal and state securities laws. Accordingly, each certificate representing Shares now or hereafter held by or issued to any stockholder will have placed thereon a legend in substantially the following form:

                "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

        (b) In addition to the foregoing, each certificate representing shares of capital stock of the Company subject to this Agreement will bear in conspicuous type the following legend:

                "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE (AND ALL TRANSFERS THEREOF) ARE SUBJECT TO CERTAIN RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT, DATED AS OF _________________, 2002, BY AND AMONG CERTAIN STOCKHOLDERS OF THE COMPANY AND THE COMPANY, A COPY OF WHICH IS ON FILE AT THE MAIN OFFICE OF THE COMPANY."

14.     AMENDMENTS AND WAIVERS

        Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, the holders of at least a majority of the then outstanding Shares, which must include the written consent of the CDP Investor, calculated on the basis of the number of shares of Common Stock constituting the Shares on a fully diluted basis; provided, however, that no amendment or waiver which adversely affects any Holder(s) or Founder(s) shall be affected without the prior written consent of the majority of the Holders or Founders so affected. Any amendment or waiver so effected will be binding upon the Company, the Holders, each Permitted Transferee and all of their respective successors and assigns whether or not such party, successor or assignee entered into or approved such amendment or waiver. In no event may an amendment hereto that (a) increases the restrictions on the Preferred Stock or (b) limits the rights of Holders to elect directors pursuant to Section 8 be effective without the consent of each of the Holders of Series 4-A Preferred Stock in the case of clause (a) and without the consent of the parties entitled to elect such directors in the case of clause (b).

15.     SUCCESSORS AND ASSIGNS

        The provisions of this Agreement will inure to the benefit of and be binding upon the successors in interest, heirs and assigns of the parties (including Permitted Transferees). The Company will not permit the transfer of any of the Shares on its books or issue a new certificate representing any of the Shares unless and until the person to whom such security is to be transferred has executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Holder, or a Founder or an Investor, as applicable. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        No Holder may transfer any rights under this Agreement except in connection with the sale or transfer of Shares, provided that the CDP Investor, BAPEF and Mercantile may transfer their rights under Section 8 to a party who acquires Shares from such party constituting at least five percent (5%) of the total issued and outstanding share capital of the Company, on a fully diluted basis (assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including without limitation securities granted under any employee share option plan), provided, further, however, that such party transferring the rights notifies the Company and each other Holder in writing of such transfer. In the event of such transfer of rights, references in Section 8 to the party transferring such rights shall be deemed to refer to such party receiving such rights.

        In order for any of the Permitted Transferees of Capital International Asia CDPQ Inc. and Quilvest Asian Equity Ltd., as specifically identified in the opinion of Company counsel delivered pursuant to the Series 4-A Purchase Agreement (the "LEGAL OPINION"), to be able to rely on the Legal Opinion, each such Permitted Transferee shall make the same representations and warranties to the Company as those given by Capital International Asia CDPQ Inc. and Quilvest Asian Equity Ltd. to the Company and as set forth in Section 3 of the Series 4-A Purchase Agreement.

16.     STOCK SPLITS, STOCK DIVIDENDS, ETC.

        In the event of any issuance of shares of the Company's voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any Recapitalization), such shares will become subject to this Agreement and will be endorsed with the legend set forth in
Section 13.

17.     ADDITIONAL SERIES 4-A INVESTORS

        Upon the sale of Additional Series 4-A Shares to Additional Series 4-A Investors in accordance with the Series 4-A Purchase Agreement, the Company, without prior action on the part of any Investor, will require each Additional Series 4-A Investor to execute and deliver this Agreement. Each such Additional Series 4-A Investor, upon execution and delivery of this Agreement by the Company and such Additional Series 4-A Investor, will be deemed an Investor hereunder.

18.     ENFORCEABILITY; SEVERABILITY

        The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms. If necessary, the parties will, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Voting Shares will be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

19.     TERMINATION

        The provisions of this Agreement will terminate upon the earlier to occur of:

                (i)     the occurrence of the Liquidity Date;

                (ii)    the closing date of a Qualifying Offering;

                (iii) the sale of all or substantially all of the assets of the Company or the consolidation or merger of the Company with or into any other business entity pursuant to which stockholders of the Company prior to such consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity;

                (iv) the liquidation, dissolution or winding up of the business operations of the Company;

                (v) the institution by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy Code (Title 11 of the United States Code), or any other applicable federal or state law, or the consent by it to, or acquiescence in, the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official, of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors;

                (vi) the expiration of sixty (60) days after the commencement of proceedings against the Company seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulation, wherein such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or the stay of any such order or proceedings shall thereafter be set aside;

                (vii) the expiration of sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, where such appointment shall not have been vacated; or

                (viii) with respect to any Holder, when the Shares held by such Holder (including its Permitted Transferees and Affiliates that are parties to this Agreement) in the aggregate constitute less than five percent (5%) of the total issued and outstanding share capital of the Company, on a fully diluted basis (assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including without limitation securities granted under any employee share option plan), provided that Sections 20, 25, 26 and 27 shall continue in full force and effect with respect to such Holder, and provided further, that Section 28 shall continue in full force and effect with respect to such Holder for one (1) year following termination of this Agreement.

20.     FURTHER ASSURANCES

        Each Holder and the Company will from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

21.     ENTIRE AGREEMENT

        This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

22.     DELAYS OR OMISSIONS

        No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, will be cumulative and not alternative.

23.     COUNTERPARTS

        This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts to this Agreement may be delivered by facsimile and any such copy shall be valid for all purposes to the same extent as a manually signed original. Any signature page to this Agreement or any amendment thereto delivered by fax machine or telecopy machine shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party requesting it.

24.     CAPTIONS AND HEADINGS

        The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

25.     NOTICES

        Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing and shall be deemed effectively given:
(i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) seven (7) days after having been sent by registered or certified air mail, return receipt requested, postage prepaid; or (iv) three (3) days after deposit with an internationally recognized express courier, specifying highest priority delivery, with written verification of receipt, to the address or facsimile number set forth beneath the name of each party below (or to such other address or facsimile number as such party may designate by ten (10) days advance written notice to the other party hereto). Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.

26.     GOVERNING LAW; VENUE

        This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. Any controversy or claim arising out of or relating to this Agreement (including, without limitation, the interpretation, performance, breach or termination thereof) will be settled by arbitration in San Francisco, California, administered by the American Arbitration Association ("AAA") in accordance with its then-current Commercial Arbitration Rules except insofar as such rules conflict with this Section, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration will be conducted by three arbitrators, one appointed by the party or parties commencing the proceeding, one appointed by the party or parties in opposition, and the third by the two arbitrators so appointed, provided that if such two arbitrators cannot agree on a chairman, he shall be appointed by the AAA, and provided, further, that if the dispute is such that one or more of the parties to the dispute believes that the dispute is such that the disputing parties cannot fairly be divided into two groups as above contemplated, such party may make application to the AAA and if the AAA concurs in such conclusion, the AAA shall appoint the chairman of the panel and the chairman shall appoint the other two members of the panel after consultation with all of the parties to the dispute. All papers, documents, evidence (whether written or oral) and other information and materials filed with or presented to the arbitrators will be in the English language and will constitute confidential information, and neither the parties nor the arbitrators will disclose any such information or materials except as necessary in connection with the arbitration or as required by applicable law. Any demand for arbitration, requests for discovery and other notices in connection with the arbitration may be served in the English language in accordance with the notice provisions of this Agreement, and each party waives any right to any other form of notice, other means of delivery or translation into any other language. The parties will be entitled to discover all information and materials reasonably necessary for a full understanding of any issues reasonably raised in the arbitration. They may use all methods of discovery permitted under the U.S. federal rules as applied in the Northern District of California, including, without limitation, depositions, requests for admissions, interrogatories and requests for production of documents. The time period for compliance will be set by the arbitrators. The arbitrators will have the authority to award any remedy or relief that a U.S. federal court could order or grant, including, without limitation, monetary damages, injunctive or other equitable relief, and sanctions for abuse or frustration of the arbitration process, provided that the arbitrators shall not have the authority to award punitive damages. The arbitrators will issue a written explanation of the reasons for the award, and a full statement of the facts found and rules of law applied in reaching their decision. Notwithstanding the foregoing, each party will have the right to a preliminary injunction or other interim relief, pending a final award by the arbitrators, in any court of competent jurisdiction in connection with any arbitrable claim or controversy, but only to the extent that such interim relief is intended to preserve the respective legal positions of the parties pending a final award by the arbitrators.

27.     EXPENSES

        If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

28.     CONFIDENTIALITY

        28.1    CONFIDENTIALITY

                No Investor shall divulge or communicate to any person (other than (i) as required by law or by any regulatory or governmental authority or
(ii) to its, officers, employees or advisors on a need-to-know basis for the purposes of reporting, evaluating, reviewing or assessing the performance, acquisition, holding, management, divestment of its interest in the Company or any other purposes substantially similar therewith) or use or exploit for any purpose whatsoever the trade secrets, patents, intellectual property, financial information, matters relating to the Company's business and operations or other confidential and/or proprietary knowledge or information of the Company which the first-mentioned Investor may receive or obtain as a result of entering into this Agreement, and each Investor shall use its reasonable endeavors to prevent its officers, employees or advisors from so doing. This restriction shall apply to each Investor until the later of (i) three years from the date this Agreement is terminated with respect to such Investor and (ii) three years from the date such Investor ceases to hold any securities in the Company, but shall not apply to: (a) information or knowledge which may properly come into the public domain through no fault of the relevant Investor; or (b) a disclosure for a specific purpose which is approved by resolution of the Board of Directors prior to such disclosure being made (which approval shall not be unreasonably withheld).

        28.2    EXCEPTIONS

                Notwithstanding the foregoing, Section 28.1 of this Agreement shall not apply to: (a) information which an Investor learns from a third party having the right to make the disclosure, provided the Investor complies with any restrictions imposed by the third party; (b) information which is in the Investor's possession prior to the time of disclosure by the Company and not acquired by the Investor under a confidentiality obligation; (c) information which the Investor is required to disclose by law or a governmental or regulatory authority (which, for the purposes of this Agreement, shall be deemed to include disclosure by an Investor of the nature of such Investor's investment in filings and submissions with the SEC and the securities regulatory agencies of other applicable jurisdictions); or (d) information which the Investor is required to disclose by court order or other legal process. With respect to a disclosure required by law, any governmental or regulatory authority or pursuant to a court order or other legal process, prior to making such disclosure, an Investor shall (i) use all reasonable efforts to limit the scope of such disclosure and to request and pursue confidential treatment of such disclosure to the extent available and (ii) unless prohibited or restricted by law, a governmental or regulatory authority or pursuant to a court order or other legal process, notify the Company of the pending disclosure as soon as practicable so that the Company may seek appropriate redress.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

VSOURCE, INC.


By:
   --------------------------------------
   Name: Dennis Smith
   Title: Chief Financial Officer


Address:        Vsource, Inc.
                16875 West Bernardo Drive
                Suite 250
                San Diego, California 92127
                USA
                Attn: Chief Financial Officer

Facsimile:      1 (858) 618-5904

with a copy to:

Address:        Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong
                Attn: General Counsel

Facsimile:      (852) 2523-1344









                  SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

FOUNDER:



---------------------------------
PHILLIP KELLY
Address:        Phillip Kelly
                Vsource, Inc.
                16875 West Bernardo Drive
                Suite 250
                San Diego, California 92127
                USA

Facsimile:      1 (858) 618-5904

with a copy to:

Address:        Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong
                Attn: General Counsel

Facsimile:      (852) 2523-1344













                  SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

FOUNDER:



----------------------------------
JOHN CANTILLON
Address:        John Cantillon
                Level 12, Menara HLA
                No. 3, Jalan Kia Peng
                50450 Kuala Lumpur, Malaysia

Facsimile:      (60) 3 7490-8008

with a copy to:

Address:        Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong
                Attn: General Counsel

Facsimile:      (852) 2523-1344













                  SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

FOUNDER:



---------------------------------
DENNIS SMITH
Address:        Dennis Smith
                Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong

Facsimile:      (852) 2523-1344

with a copy to General Counsel of Vsource at the same address










                  SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

INVESTOR:



----------------------------------
Phillip Kelly

Address:        Phillip Kelly
                Vsource, Inc.
                16875 West Bernardo Drive
                Suite 250
                San Diego, California 92127
                USA

Facsimile:      1 (858) 618-5904

with a copy to:

Address:        Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong
                Attn: General Counsel

Facsimile:      (852) 2523-1344











                  SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

INVESTOR:



----------------------------------
John Cantillon

Address:        John Cantillon
                Level 12, Menara HLA
                No. 3, Jalan Kia Peng
                50450 Kuala Lumpur, Malaysia

Facsimile:      (60) 3 7490-8008

with a copy to:

Address:        Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong
                Attn: General Counsel

Facsimile:      (852) 2523-1344







                  SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

INVESTOR:



----------------------------------
Dennis Smith

Address:        Dennis Smith
                Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong

Facsimile:      (852) 2523-1344

with a copy to General Counsel of Vsource at the same address






                  SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

INVESTOR:

MERCANTILE CAPITAL PARTNERS I, L.P.

By: Mercantile Capital Group, LLC, its general partner

        By: Mercantile Capital Management Corp., its manager


                By:
                   -----------------------------------------------
                   Name: I. Steven Edelson
                   Title: Managing Director

ASIA INTERNET INVESTMENT GROUP I, LLC

By: Asia Investing Group, L.P., its managing member

        By: Asia Investors Group, LLC, its general partner

           By: Mercantile Asia Investors, L.P., its managing member

                By: Mercantile Asia, LLC, its general partner


                        By:
                           --------------------------------------------
                           Name: I. Steven Edelson
                           Title: Managing Member

Address for the foregoing Investors:              with a copy to:

1372 Shermer Road                                 Michael Altman, Esq.
Northbrook, IL 60062 USA                          Altheimer & Gray
Attn: I. Steven Edelson                           10 South Wacker Drive
                                                  Chicago, IL 60606
Facsimile: 1 (847) 509-3699
                                                  Facsimile: 1 (312) 715-4800







                  SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

INVESTOR:

BAPEF INVESTMENTS XII LTD.


By:
   --------------------------------------
Name:
     ------------------------------------
Title: Director

Address:  BAPEF Investments XII Ltd.
          PO Box 431
          13-15 Victoria Road
          St. Peter's Port
          Guernsey GY1 3ZD

Facsimile: (44) 1481 715 219

For the attention of: Connie Helyar

with a copy to: Baring Private Equity Partners (Hong Kong) Ltd.
                39th Floor
                One International Finance Centre
                1 Harbour View Street
                Central, Hong Kong

Facsimile: (852) 2843 9372

For the attention of: Jean Salata/Gordon Shaw/Stuart Hong

with a copy to:

Address:  Scott Benner
          Heller Ehrman White & McAuliffe, LLP
          Room 6308-6309, 63rd Floor, The Center
          99 Queen's Road Central, Hong Kong

Facsimile: (852) 2810-6242






                  SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

INVESTOR:

CAPITAL INTERNATIONAL ASIA CDPQ INC.


By:
   --------------------------------------

Name:
     ------------------------------------

Title:
      -----------------------------------

Address:
         --------------------------------

         --------------------------------

         --------------------------------

         --------------------------------



Facsimile:
           ------------------------------



QUILVEST ASIAN EQUITY LTD.


By:
   --------------------------------------

Name:
     ------------------------------------

Title:
      -----------------------------------

Address:
         --------------------------------

         --------------------------------

         --------------------------------

         --------------------------------



Facsimile:
           ------------------------------









                  SIGNATURE PAGE TO THE STOCKHOLDERS AGREEMENT

                                   SCHEDULE A
                              SCHEDULE OF INVESTORS


Investor Name                                           Number of Shares of Series 4-A Preferred Stock
-------------                                           ----------------------------------------------
1.   Mercantile Capital Partners I, L.P.                                     3,387

2.   Asia Internet Investment Group I, LLC                                     353

3.   BAPEF Investments XII Ltd.                                              5,094

4.   Capital International Asia CDPQ Inc.                                    3,000

5.   Quilvest Asian Equity Ltd.                                                750

                                   SCHEDULE B
                              SCHEDULE OF FOUNDERS

Founder Name                             Number of Shares of Series 4-A Preferred Stock
------------                             ----------------------------------------------
1.   Phillip Kelly                                            1,905

2.   John Cantillon                                           2,053

3.   Dennis Smith                                               383